Exhibit 99.2

LARSCOM INCORPORATED
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands) (Unaudited)

	June 30,	December 31,
	2004	2003
ASSETS
Current assets:
Cash and cash equivalents	$3,827	$8,952
Restricted cash	333	333
Accounts receivable, net	2,806	3,633
Inventories	4,458	5,503
Income tax receivable	62	44
Prepaid expenses and other current assets	3,498	1,160

Total current assets	14,984	19,625
Property and equipment, net	1,057	1,294
Intangible assets, net	1,932	2,275
Other non-current assets, net	417	506

Total assets	$18,390	$23,700

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,632	$4,370
Accrued expenses and other current liabilities	3,464	5,411
Deferred revenue	1,358	1,283
Due to Axel Johnson	—	190

Total current liabilities	7,454	11,254
Other non-current liabilities	1,421	1,640

Total liabilities	8,875	12,894

Commitments and contingencies
Stockholders’ equity:
Common Stock	51	51
Additional paid-in capital	89,563	89,558
Deferred compensation	(10)	(21)
Accumulated other comprehensive income (loss)	27	(4)
Accumulated deficit	(80,116)	(78,778)

Total stockholders’ equity	9,515	10,806

Total liabilities and stockholders’ equity	$18,390	$23,700

The accompanying notes are an integral part of these financial statements.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data) (Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2004	2003	2004	2003
Product revenues	$3,943	$3,975	$7,903	$6,946
Service revenues	959	1,296	1,965	2,550

Total revenues	4,902	5,271	9,868	9,496

Product cost of revenues	2,952	2,429	6,042	4,098
Service cost of revenues	159	267	247	572

Total cost of revenues	3,111	2,696	6,289	4,670

Gross profit	1,791	2,575	3,579	4,826

Operating expenses:
Research and development	975	1,231	2,030	2,338
Selling, general and administrative	2,609	4,179	5,175	7,597
Amortization of acquisition intangibles	104	93	212	93
Restructuring recovery	(138)	151	(145)	90
Impairment of assets	—	—	44	—
In-process research & development	—	155	—	155

Total operating expenses	3,550	5,809	7,316	10,273

Loss from operations	(1,759)	(3,234)	(3,737)	(5,447)
Interest and other income	2,271	34	2,408	81

Income (loss) before income taxes	512	(3,200)	(1,329)	(5,366)
Income tax provision	5	7	10	24

Net income (loss)	$507	$(3,207)	$(1,339)	$(5,390)

Basic net income (loss) per share	$0.10	$(0.95)	$(0.26)	$(1.77)

Diluted net income (loss) per share	$0.10	$(0.95)	$(0.26)	$(1.77)

Basic weighted average shares	5,101	3,380	5,100	3,038

Diluted weighted average shares	5,144	3,380	5,100	3,038

The accompanying notes are an integral part of these financial statements.

LARSCOM INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands) (Unaudited)

	Six Months Ended June 30,
	2004	2003
Cash flows from operating activities:
Net loss	$(1,339)	$(5,390)
Depreciation and amortization	672	982
Amortization of deferred compensation	11	—
Impairment of intangibles	44	—
Writedown of inventories	645	377
(Decrease)/increase in bad debt reserves	9	(266)
(Decrease)/increase in deferred revenue	75	(236)
Decrease in accrued restructuring	(1,191)	(187)
Loss on disposal of property and equipment	1	—
Net (increase)/decrease in other working capital accounts	(3,844)	637

Net cash used in operating activities	(4,917)	(4,083)

Cash flows from investing activities:
Purchases of property and equipment	(55)	(107)
Cash acquired in business acquisition, net or transaction costs	—	(266)
Sales and maturities of short-term investments	—	2,014

Net cash (used in)/provided by investing activities	(55)	1,641

Cash flows from financing activities:
Payments (to)/from Axel Johnson	(190)	780
Decrease in other long-term obligations	—	2
Proceeds from issuances of Common Stock	6	29

Net cash (used in)/provided by financing activities	(184)	811

Effect of unrealized investment gain/(loss) and foreign exchange rates	31	(4)

(Decrease)/increase in cash and cash equivalents	(5,125)	(1,635)
Cash and cash equivalents at beginning of period	8,952	15,643

Cash and cash equivalents, at end of period	$3,827	$14,008

Supplemental disclosure of cash flow information
Interest paid	$7	$2

Income taxes paid	$35	$6

Acquisition of business for stock	$—	$7,132

The accompanying notes are an integral part of these financial statements.

LARSCOM INCORPORATED

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — Basis of Presentation:

     The condensed consolidated financial statements for the three months and six months ended June 30, 2004 and 2003 are unaudited. In the opinion of management, these statements include all adjustments necessary for a fair statement of the results for the interim periods presented. The condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements and notes thereto included in the Larscom Incorporated (“Larscom”) Annual Report on Form 10-K for the year ended December 31, 2003. The results of operations for the three months and six months ended June 30, 2004 are not necessarily indicative of the results to be expected for the full year. The condensed consolidated balance sheet at December 31, 2003 has been derived from the audited consolidated financial statements at that date, but does not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.

     The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates continuity of operations, realization of assets and the satisfaction of liabilities in the normal course of business and do not reflect adjustments that might result if Larscom were not to continue as a going concern. The auditors report on Larscom’s financial statements as of December 31, 2003 included an explanatory paragraph, which refers to Larscom’s recurring operating losses and net capital deficiency and notes that these matters raise substantial doubt about Larscom’s ability to continue as a going concern.

     On July 28, 2004, Larscom was acquired by Verilink Corporation (NASDAQ: VRLK) pursuant to the terms of a definitive merger agreement dated April 28, 2004. Verilink acquired Larscom for approximately 5,946,897 shares of Verilink common stock, with each Larscom share being converted into 1.166 Verilink shares.

Note 2 — Acquisitions:

     On June 5, 2003, Larscom completed the acquisition of VINA Technologies, Inc. (“VINA”). The consideration consisted of approximately 2,393,894 shares of Larscom common stock, 454,752 warrants and options to purchase common stock and the assumption of the liabilities and obligations of VINA. See the Company’s Form 10-K for the year ended December 31, 2003.

Note 3 — Recent Accounting Pronouncements:

     In December 2003, the Securities and Exchange Commission released Staff Accounting Bulletin (“SAB”) 104, “Revenue Recognition”. SAB 104 revises or rescinds portions of the interpretative guidance related to revenue recognition included in Topic 13 of the codification of the staff accounting bulletins. Larscom assessed the impact of SAB 104 and concluded that the adoption of SAB 104 by us did not have a material impact on Larscom’s financial statements.

Note 4 — Balance Sheet Components:

     Inventories consist of the following (in thousands):

	June 30,	December 31,
	2004	2003
Raw materials	$2,191	$1,688
Work-in-process	356	497
Finished goods	1,911	3,318

	$4,458	$5,503

     Amortized intangible assets consist of the following (in thousands):

	June 30, 2004
	Gross carrying	Accumulated	Net
	Amount	Amortization	Intangibles
Developed technology	$1,041	$190	$851
Trade names/trademarks	103	49	54
Customer contracts/relationships	1,457	430	1,027
Order backlog	78	78	—

	$2,679	$747	$1,932

     The aggregate amortization expense for the three months and six months ended June 30, 2004 was $146,000 and $298,000, respectively. Amortization expense of $43,000 and $103,000 is included in cost of revenues and operating expenses, respectively, for the three months ended June 30, 3004. Amortization expense of $87,000 and $211,000 is included cost of revenues and operating expenses, respectively, for the six months ended June 30, 3004.

     Minimum future amortization expense at June 30, 2004 is as follows (in thousands):

Remainder of 2004	$293
2005	586
2006	430
2007	318
Thereafter	305

$1,932

     During the three months ended March 31, 2004, Larscom determined that the VINA tradenames/trademarks acquired as part of the merger with VINA in June 2003 had become impaired. The impairment is based on a projected discounted cash flow model using a discount rate commensurate with the risk inherent in Larscom’s current business model. As a result, Larscom recorded an impairment charge of $44,000 included in operating expenses to write-down the technology to the net present value of the expected cash flows related to the trade name/trademarks.

Note 5 — Restructuring and Cost of Revenues Charges:

     After the VINA merger on June 5, 2003, Larscom completed a restructuring that resulted in restructuring costs of $2,458,000 during 2003. Those restructuring costs consist of $1,535,000 in facility consolidation costs associated principally with moving Larscom’s headquarters from Milpitas, California, to Newark, California, $425,000 in impairment charges related to fixed assets and leasehold improvements at the Milpitas location and $747,000 from reductions in force, partially offset by $249,000 of rent collected from Silicon Wireless Corporation.

     As part of an earlier closing of Larscom’s facility in Durham, North Carolina, Larscom remains responsible for the existing lease. The reserve for this lease is reduced as Larscom makes monthly payments. Larscom entered into a sublease agreement with Silicon Wireless Corporation, a start-up company, which had a commencement date of February 15, 2002, and is for the entire 27,000 square-foot facility in Durham, North Carolina. Due to the uncertainty of the receipt of income under the sublease, Larscom reduces restructuring expenses as the sublease income is received. During the second quarter of 2004 and 2003, Larscom’s restructuring expenses were reduced by $63,000 and $61,000, respectively, as a result of rent collected from Silicon Wireless Corporation. Larscom expects the remaining real estate lease obligation, which comprises the remainder of the June, 2001 reserve balance, will be paid-out by January 2007. Larscom does not expect there to be any additional costs related to the North Carolina restructuring.

     Larscom abandoned its lease at the former Larscom headquarters in Milpitas, California as of September 2003 and remain responsible for the balance of the lease, which expires in August of 2004. During the second quarter of fiscal 2004, Larscom paid the remaining lease payments in a lump sum payment at a reduced amount, which resulted in net credit to its restructuring expenses of approximately $75,000. Larscom expects that by the end of 2004, Larscom will pay out the remaining reserve balance for the 2003 restructurings, which consist principally of miscellaneous items related to its former Milpitas facility.

     During the first quarter of 2004, Larscom continued its expense reduction efforts and reduced its staff by five people; two in the manufacturing area and three in sales, general and administrative functions. This resulted in a charge to restructuring expense of $56,000, offset by rent collected from Silicon Wireless Corporation in the first quarter of fiscal 2004 of $63,000.

     The following table provides beginning balances, activity and remaining balances included in other current and non-current liabilities for the six months ended June 30, 2004 (in thousands):

	Reserve	Current		Non-Cash	Reserve
	December 31,	Year-to-date	Cash	Charges &	June 30,
Restructuring reserve	2003	Restructuring	Charges	Adjustments	2004
	(in thousands)
Employee termination costs	$33	$56	$(73)	$(16)	$—
Real estate lease	2,528	—	(1,099)	(59)	1,370

Total	$2,561	$56	$(1,172)	$(75)	$1,370

Note 6 — Deferred Tax Assets:

     Deferred tax assets include temporary differences related to intangible assets associated with the acquisition of NetEdge Systems Inc. in 1997, inventory write-downs, accrued expenses and net operating losses that carry forward. Larscom established a deferred tax asset valuation allowance due to the uncertainty of realizing the tax loss carry-forwards and other deferred tax assets in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 109, “Accounting for Income Taxes.” Larscom’s assessment was based principally on the historical losses experienced by Larscom in the United States, unfavorable macro-economic conditions and capital expenditure reductions announced by several service providers. The deferred tax asset balance at June 30, 2004 amounted to $32,497,000, which was fully offset by a valuation allowance.

     As part of the merger with VINA, Larscom recorded a deferred tax liability for the value of the intangibles acquired, a deferred tax asset for the net operating loss (“NOL”), credit carry-forwards and a difference in the accounting and tax basis of the VINA assets. The net deferred tax asset related to the merger has been fully reserved due to the uncertainty surrounding its realization. Because the merger with VINA is an “ownership change” as broadly defined in Section 382 of the Internal Revenue Code (“IRC”) of 1986, as amended, the tax asset (before reserves) relating to the VINA NOL carryforwards has been limited in accordance with the provisions of IRC Section 382.

     Additional deferred tax assets may be recognized in future periods to the extent that Larscom can reasonably expect such assets to be realized. Larscom will evaluate the probability of realizing its deferred tax assets on a quarterly basis. If Larscom determines that an additional portion or all of the deferred tax assets are realizable, Larscom will reduce the income tax valuation allowance accordingly.

Note 7 — Net (Loss)/Income Per Share:

     Basic net (loss)/income per share is computed using the weighted-average number of shares of Common Stock outstanding during the period. Diluted net (loss)/income per share is computed using the weighted-average number of shares of Common Stock outstanding and the dilutive effect of options to purchase shares of Common Stock. In computing diluted earnings per share, the average price of Larscom’s Common Stock for the period is used in determining the number of shares assumed to be purchased from the exercise of stock options. In the net loss per share computation, the effect of options to purchase shares of Common Stock is excluded, as their effect is antidilutive.

     The following table shows how basic and diluted net income (loss) per share is computed (in thousands, except per share data):

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2004	2003	2004	2003
Net (loss)/income	$507	$(3,207)	$(1,339)	$(5,390)

Weighted average shares outstanding:
Basic	5,101	3,380	5,100	3,038
Effect of potential common stock from the exercise of stock options	43	—	—	—

Diluted	5,144	3,380	5,100	3,038

Basic net (loss)/income per share	$0.10	$(0.95)	$(0.26)	$(1.77)

Diluted net (loss)/income per share	$0.10	$(0.95)	$(0.26)	$(1.77)

Number of stock option shares excluded from the computation of diluted net (loss)/income per share because the effect is anti-dilutive	894	774	951	774

Note 8 — Accounting for Stock-Based Compensation

     Larscom accounts for stock-based employee compensation arrangements in accordance with the provisions of Accounting Principles Board (“APB”) Opinion No. 25, and “Accounting for Stock Issued to Employees,” Financial Accounting Standard Board Interpretation No. 44 (“FIN 44”), “Accounting for Certain Transactions Involving Stock Compensation—an Interpretation of APB 25.” Under APB No. 25, compensation expense is based on the difference, if any, on the date of the grant, between the fair value of Larscom’s stock and the exercise price.

     Larscom amortizes stock-based compensation using the straight-line method over the vesting period of the options. The risk-free interest rate used in the calculations was 3.18% for the first and second quarters of 2004; 2.56% for the first quarter of 2003 and 2.20 % for the second quarter of 2003. The expected volatility was 90%, the expected life was 5 years and the dividend rate was zero for all periods. Pro forma information regarding net loss and earnings per share is presented and has been determined as if Larscom had accounted for employee stock options under the fair value method of SFAS No. 123, as amended by SFAS No. 148.

     The fair value of options and shares issued pursuant to the option plans and at the grant date were estimated using the Black-Scholes model. The Black-Scholes option-pricing model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option-pricing models require the input of highly subjective assumptions including the expected stock-price volatility. Larscom uses projected volatility rates, which are based upon historical volatility rates. Because employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management’s opinion, the existing models do not necessarily provide a reliable single measure of the fair value of options.

     The effects of applying pro forma disclosures of net (loss)/income and net (loss)/income per share are not likely to be representative of the pro forma effects on net (loss)/income and earnings per share in the future years, as the number of future shares to be issued under these plans is not known and the assumptions used to determine the fair value can vary significantly.

     The following table illustrates the effect on net loss and earnings per share if Larscom had applied the fair value recognition provisions of SFAS No. 123, as amended by SFAS No. 148, to stock-based employee compensation (in thousands except for per share data) (unaudited):

	Three Months Ended June 30,		Six Months Ended June 30,

	2004	2003	2004	2003
Net (loss)/income — as reported	$507	$(3,207)	$(1,339)	$(5,390)
Less: costs included in expense, net of taxes	11	5	11	5
Plus: employee compensation expense on a pro forma basis	(216)	(244)	(363)	(398)

Net (loss)/income — pro forma	$302	$(3,446)	$(1,691)	$(5,783)

Net (loss)/income per share:
Basic, as reported	$0.10	$(0.95)	$(0.26)	$(1.77)
Basic, pro forma	$0.06	$(1.02)	$(0.33)	$(1.90)
Diluted, as reported	$0.10	$(0.95)	$(0.26)	$(1.77)
Diluted, pro forma	$0.06	$(1.02)	$(0.33)	$(1.90)

Note 9 — Accumulated Other Comprehensive Income/(Loss):

     “Accumulated other comprehensive income/(loss)” includes all changes in equity from non-owner sources during the period. The items of adjustment from net loss to comprehensive net loss for the periods presented relate to foreign currency translation adjustments.

Note 10 — Commitments and Contingencies:

     Commitments:

     Operating lease commitments are related principally to Larscom’s buildings in Newark, California and Durham, North Carolina and have terms that expire in 2008 and 2007, respectively. In addition, as part of the merger with VINA, Larscom has a facility in Milpitas, California (Larscom’s former headquarters) with a lease that will expire in August 2004. Total rent expense in the second quarter of 2004 and 2003, was $1,006,000 and $520,000, respectively. For the six months ended June 30, 2004 and 2003, rent expense was $1,807,000 and $1,011,000, respectively. Sublease rental income was $212,000 and $144,000 in the second quarter of 2004 and 2003, respectively. Sublease rental income was $426,000 and $299,000 for the six months ended June 30, 2004 and 2003, respectively. Future annual minimum lease payments under all non-cancelable operating leases and sublease rental income as of June 30, 2004 are as follows (in thousands):

		Sublease
	Lease	Rental
Years ending December 31,	Payments	Income
2004 (July 1 to December 31)	$621	$215
2005	774	265
2006	817	272
2007	492	23
2008	284	—

	$2,988	$775

     Contingencies:

     In its sales agreements, Larscom typically agrees to indemnify its customers for any expenses or liability resulting from claimed infringements of patents, trademarks or copyrights of third parties. The terms of these indemnification agreements are generally perpetual any time after execution of the agreement. The maximum amount of potential future indemnification is unlimited. To date Larscom has not paid any amounts to settle claims or defend lawsuits.

     As part of the merger with VINA, Larscom has assumed a liability recorded on the books of VINA for California sales taxes for the period January 1, 1999 through March 31, 2000 resulting from a sales and use tax audit by the California State Board of Equalization. Larscom has paid a substantial portion of the assessment to the State of California and the remainder of $55,000 is currently under appeal.

Note 11 — Segment Information:

     The Company operates under a single segment. Revenue related to operations in the United States and other countries for the three months and six months ended June 30, 2004 and 2003 are as follows (in thousands):

	Three Months Ended		Six Months Ended
Revenues (a)	June 30,		June 30,
	2004	2003	2004	2003
United States	$4,538	$4,602	$9,084	$8,130
Other countries	364	669	784	1,366

Total	$4,902	$5,271	$9,868	$9,496

     Long-lived assets as of June 30, 2004 and December 31, 2003 are as follows (in thousands):

	As of
	June 30,	December 31,
Long-Lived Assets	2004	2003
United States	$3,406	$4,075
Other countries	—	—

Total	$3,406	$4,075

(a)	Revenues are reported by shipment to the final destination as determined by records required to comply with U.S. Department of Commerce regulations

Note 12 — Guarantees and Warranty Obligations:

     Guarantees:

     Larscom accounts for guarantees under Financial Accounting Standards Board Interpretation No. 45 (“FIN 45”), “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others.” FIN 45 requires that a liability be recorded in the guarantor’s balance sheet upon issuance of a guarantee. In addition, FIN 45 requires disclosures about the guarantees that an entity has issued, including a reconciliation of changes in the entity’s product warranty liabilities.

     Larscom, as the guarantor, entered into one category of guarantee, namely performance guarantees. Performance guarantees include contracts that contingently require us to make payments to the beneficiary of the guarantee based on Larscom’s failure to perform under an obligating agreement. These obligating agreements consist primarily of manufacturing services agreements, non-cancelable and non-returnable purchase orders, and technology acquisition agreements.

     The term of the guarantees is less than one year. Larscom has not recorded any liabilities for these potential future payments either because it is not probable or Larscom has yet to incur the expense. The guarantees do not have a third party recourse provision.

     The following table discloses Larscom’s obligations under guarantees as of June 30, 2004 (in thousands):

Maximum
Potential Amount
of Future Payments

Non-cancelable and non-returnable purchase orders	$573

     Warranty Obligations:

     As permitted under Delaware law and in accordance with its bylaws, Larscom indemnifies its officers and directors for certain events or occurrences, subject to certain limits, while the officer or director is or was serving at its request in such capacity. The term of the indemnification period is for the officer’s or director’s lifetime. The maximum amount of potential future indemnification is unlimited; however, Larscom has a director and officer insurance policy that limits its exposure and enables Larscom to recover a portion of any future amounts paid. In addition, as part of the merger with VINA, Larscom has indemnified the former officers and directors against claims against them in their former roles at VINA. Larscom purchased a director’s and officer’s insurance policy to cover former directors and officers of VINA for a period of six years following the merger for events that may occur, related to the former VINA business. The maximum amount of potential future indemnification is unlimited; however, Larscom believes the policies Larscom purchased limit its exposure and enables Larscom to recover a portion of any future amounts paid. As a result of its insurance policy coverage, Larscom believes the fair value of these indemnification agreements is minimal.

     In its sales agreements, Larscom typically agrees to indemnify its customers for any expenses or liability resulting from claimed infringements of patents, trademarks or copyrights of third parties. The terms of these indemnification agreements are generally perpetual any time after execution of the agreement. The maximum amount of potential future indemnification is unlimited. To date Larscom has not paid any amounts to settle claims or defend lawsuits.

     Larscom provides a three-year warranty for most of its products and a five-year warranty for the Terra and IAD product lines. The following table depicts product warranty activity during the three months ended June 30, 2004 (in thousands):

Dollar Amount of
Liability
(Debit)/Credit
Balance at December 31, 2003	$932
Accrual for new warranties	47
Accruals related to pre-existing warranties (including changes in estimates)	(208)
Settlements made in cash or in-kind during the period	(52)

Balance at June 30, 2004	$719

Note 13 — Changes in Stockholders’ Equity:

     Reclassification of Class A and Class B Common Shares:

     On June 3, 2003, Larscom’s stockholders approved a proposal to reclassify its Class A and Class B Common Stock into a single class of common stock. The old Class B Common Stock had rights of four votes per share and was owned by one stockholder, Axel Johnson, Inc. (“Axel Johnson”). These additional voting rights gave Axel Johnson control of 82% of the voting interest prior to the merger with VINA. After issuance of 2,393,894 shares in connection with the VINA merger, and the reclassification of the Class B Common Stock into Common Stock with one vote per share, Axel Johnson’s control of the voting interest was reduced to 28%. Additionally, as a result of the shares issued to VINA shareholders, entities affiliated with Sierra Ventures V. L.P. received Larscom shares resulting in beneficial ownership of another 28% interest in Larscom.

     Reverse Split of Class A Common Shares:

     On June 3, 2003 Larscom’s shareholders approved a proposal to amend Larscom’s certificate of incorporation to effect a reverse split of Larscom’s Common Stock in a ratio to be determined by the Board of Directors. The Board subsequently voted on June 5, 2003 to effect a reverse split with a 7-for-1 ratio with effect from June 6, 2003. All share and per share data have been retroactively restated for the reverse stock split.

     Larscom Stock Options:

     As part of the merger with VINA, the existing VINA stock options and warrants were assumed and converted into Larscom stock options and warrants, containing the exact terms, price and earned vesting percentages, as those held immediately prior to the merger (after the post-merger, post-split exchange ratio of 0.03799 shares of Larscom common stock for each share of VINA common stock).

     The VINA options and warrants were converted into 454,752 Larscom options and warrants. Additionally, as a result of the change of control resulting from the reclassification of shares previously discussed, and the VINA merger, a large part of the outstanding stock options previously issued by Larscom became fully vested due to a change-in-control provision contained in most of the outstanding option agreements. This acceleration caused 61,818 additional shares to become vested and exercisable on June 5, 2003 with an average exercise price of approximately $19.72.

Note 14 — Related Party Transactions:

     As a result of the change in control as described in Note 13 above, Larscom no longer participates in the various benefit programs sponsored by Axel Johnson. These programs included medical, dental and life insurance, and workers’ compensation insurance. Larscom was also provided certain administrative services including tax, accounting, treasury, legal and human resources under an administrative services agreement. These services have now been secured by us, on a separate basis, from various third parties. The credit agreement Larscom entered into with Axel Johnson was cancelled effective June 5, 2003. Additionally, Axel Johnson has assumed Larscom’s liability for any future funding liabilities for past participation by Larscom employees under the Axel Johnson Inc. Retirement Plan and the Axel Johnson Inc. Retirement Restoration Plan. Larscom’s employees had ceased to accrue benefits under these retirement plans after March 28, 1998.

Note 15 — Subsequent Events:

     Acquisition by Verilink

     As noted above, Larscom was acquired by Verilink Corporation on July 28, 2004 pursuant to the terms of a definitive merger agreement dated April 28, 2004. Verilink acquired Larscom for approximately 5,946,897 shares of Verilink common stock, with each Larscom share being converted into 1.166 Verilink shares. Additionally, Verilink assumed all stock options outstanding as of the acquisition date.

     Arbitration Award

     As announced on July 20, 2004, Larscom received a $2,100,000 cash payment in contract arbitration with a former supplier. This amount was included in interest and other income in the condensed consolidated statement of operations for the second quarter of fiscal 2004 and in prepaid expenses and other current assets in the condensed consolidated balance sheet as of June 30, 2004.